Exhibit 99.1

Diagnostic Imaging International Corp. Announces Preliminary Record

Third Quarter Revenues Increase 40% Year-over-Year

--Generates Revenues of $2.2 Million in the First Nine Months of 2010--

Las Vegas, NV – October 11, 2010 – Diagnostic Imaging International Corp. (OTCBB: DIIG) ("DIIG"), owns and operates CTS, a Teleradiology company, announced today its estimated preliminary revenues for the third quarter ended September 30, 2010.

For the three months ended September 30, 2010, Diagnostic Imaging reports preliminary revenue of approximately $805,000, representing a 10% increase from the previous quarter and an over 40% increase for the same quarter of 2009. For the nine months ended September 30, 2010, the Company expects to report revenue of approximately $2,202,000, which is 30% higher than all four quarters of 2009 combined.

“Since acquiring CTS in early 2009, we have established a path of continued improvement. The third quarter of 2010 was very strong and marks our sixth consecutive quarter of revenue growth,” said Mitchell Geisler CEO. “The success of our CTS brand is based on bringing exceptional radiology solutions to rural hospitals, where communities are largely under-served. In CTS, we have an established leadership position in the Canadian Teleradiology space, and we continue to aggressively market and source for potential new clients.”

About DIIG

Diagnostic Imaging International Corp., (“DIIG”) owns and operates CTS, a Teleradiology company. Teleradiology is the process of assessing and reporting radiological patient images, such as x-rays, CTs, and MRIs, from one location to another for the purposes of interpretation and/or consultation. CTS provides remote radiology (teleradiology) to hospitals and practices, on-call 24 hours a day, 7 days a week. DIIG is planning to acquire diagnostic imaging clinics including MRI clinics, Computed Tomography scan equipment, and to evaluate future opportunities for Positron Emission Tomography clinics.  For more information, visit www.diig.biz or call 877-331-3444.

This news release includes forward-looking statements that reflect Diagnostic Imaging International Corp.'s current expectations about its future results, performance, prospects and opportunities. Diagnostic Imaging International Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward-looking statements are based on information currently available to Diagnostic Imaging International Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2010 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.

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